UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 28, 2005

COMPUTER HORIZONS CORP.

(Exact name of registrant as specified in charter)

New York	0-7282	13-2638902

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

49 Old Bloomfield Avenue, Mountain Lakes, NJ		07046-1495

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (973) 299-4000

(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 – Costs Associated with Exit or Disposal Activities

          On November 28, 2005, the Board of Directors of Computer Horizons Corp. (the “Company”) approved a restructuring plan resulting from the reorganization of the Commercial Services Division.  This plan reorganizes the Commercial business into five geographic regions for Staffing sales, recruiting and operations, and two Solutions units.  The goal is to encourage closer collaboration between sales and delivery at the customer level and to facilitate clearer and timelier measurement of results.  In the Solutions units, the Company will tighten its focus on a more limited suite of services that capitalizes on the Company’s strengths and growth potential.

          In connection with this reorganization, the Company anticipates a restructuring charge of approximately $900,000 in the fourth quarter of 2005 pertaining to personnel severance payments.  These restructuring actions will be completed by December 31, 2005.  The Company expects to realize SG&A personnel cost reductions of approximately $3.2 million on an annualized basis, beginning in the first quarter of 2006.  In addition to these personnel costs savings, the Company’s SAP financial system will be fully depreciated at the end of 2005 and the Company will complete additional office relocations which, on a combined basis, will reduce operating expenses by approximately $1.0 million.

Item 9.01 Financial Statements and Exhibits.

(c)     Exhibit.

Press release dated December 1, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER HORIZONS CORP.

(Registrant)

Date: December 1, 2005
	By:	/s/ Michael J. Shea

Michael J. Shea
Chief Financial Officer